Exhibit 10.15

TRIPADVISOR, INC. RESTRICTED STOCK UNIT AGREEMENT

People’s Republic of China

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of the award date designated on the Grant Details referenced below (the “Award Date”), between TripAdvisor, Inc., a U.S. Delaware corporation (the “Company”), and the employee or consultant of the Company or one of its Subsidiaries or Affiliates designated on the Grant Details (the “Eligible Individual”), describes the terms of an award of restricted stock units (“Restricted Stock Units”) to the Eligible Individual by the Company.

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Company’s 2011 Stock and Annual Incentive Plan (as amended from time to time, the “Plan”).

1.	Award and Vesting of Restricted Stock Units

(a) Subject to the terms and conditions of this Agreement and the Plan and the Grant Details, the Company hereby grants Restricted Stock Units to the Eligible Individual. Reference is made to the “Grant Details” that can be found on the equity plan website of the current professional selected by the Company to administer the Plan (the “Plan Administrator”), currently located at www.netbenefits.fidelity.com (or any successor equity administration system selected by the Company to manage the Plan from time to time). Your Grant Details, which sets forth the number of Restricted Stock Units granted to you by the Company, the Award Date and the vesting schedule of the Restricted Stock Units (among other information), is hereby incorporated by reference into, and shall be read as part and parcel of, this Agreement.

(b) Subject to the terms and conditions of this Agreement and the provisions of the Plan, the Restricted Stock Units shall vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”) on the dates detailed in the Grant Details.

(c) Notwithstanding any terms or conditions of the Plan to the contrary, in the event of Termination of Employment of the Eligible Individual (whether or not in breach of local labor laws), the Eligible Individual’s right to receive the Restricted Stock Unit award and any vesting in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date of the Termination of Employment of the Eligible Individual and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of Termination of Employment (whether or not in breach of local labor laws), the Eligible Individual’s right to vest in Restricted Stock Units after Termination of Employment, if any, will be measured by the date of the Termination of Employment and will not be extended by any notice period mandated under local law. The Committee shall have the exclusive discretion to determine the date of the Termination of Employment of the Eligible Individual for purposes of this Agreement.

(d) Notwithstanding the provisions of Sections 1(b) and 1(c) above, in the event the Eligible Individual incurs a Termination of Employment by the Company or any Subsidiary or Affiliate for Cause, or the Eligible Individual voluntarily incurs a Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Eligible Individual’s Restricted Stock Units (whether or not vested) shall be forfeited and canceled in their entirety upon such Termination of Employment. In such event, the Company may cause the Eligible Individual, immediately upon notice from the Company, either to return the shares issued upon settlement of Restricted Stock Units that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause or to pay to the Company an amount equal to the aggregate amount, if any, that the Eligible Individual had previously realized in respect of any and all shares issued upon settlement of Restricted Stock Units that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause (i.e., the value of the Restricted Stock Units upon vesting), in each case including any dividend equivalents or other distributions received in respect of any such Restricted Stock Units.

(e) For purposes of this Agreement, employment with the Company shall include employment with the Company’s Subsidiaries, Affiliates and successors. Nothing in this Agreement or the Plan shall confer upon the Eligible Individual any right to continue in the employ of the Company or any of its Subsidiaries or Affiliates or interfere in any way with the right of the Company or any such Subsidiaries or Affiliates to terminate the Eligible Individual’s employment pursuant to relevant employment contract between the Company or any Subsidiaries or Affiliates located in China and the Eligible Individual. For the avoidance of doubt, the employment relationship between the Eligible Individual and the Company, or any Subsidiaries or Affiliates located in China shall be governed by relevant employment contracts between them. The Committee shall have the exclusive discretion to determine whether there has been any interruption or Termination of Employment.

2.	Settlement of Units

As soon as practicable after any Restricted Stock Units have vested and are no longer subject to the Restriction Period (or at such later date specified by the Committee or in accordance with the election of the Eligible Individual, if the Committee so permits), such Restricted Stock Units shall be settled. Subject to Section 8 (pertaining to the withholding of taxes), for each Restricted Stock Unit settled pursuant to this Section 2, the Company shall issue one Share for each vested Restricted Stock Unit and cause to be delivered to the Eligible Individual one or more unlegended, freely-transferable stock certificates in respect of such Shares issued upon settlement of the vested Restricted Stock Units. Notwithstanding the foregoing, the Company shall be entitled to hold the Shares issuable upon settlement of Restricted Stock Units that have vested until the Company or the Plan Administrator shall have received from the Eligible Individual a duly executed Form W-9 or Form W-8, as applicable, as well as such other documents as may be legally required.

3.	Non-Transferability of the Restricted Stock Units

During the Restriction Period and until such time as the Restricted Stock Units are ultimately settled as provided in Section 2 above, the Restricted Stock Units shall not be transferable by the Eligible Individual by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4.	Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, during the Restriction Period, the Eligible Individual shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units. Regardless of whether the Company declares and pays dividends on the Common Stock during the Restriction Period, the Eligible Individual will not be credited with any additional amounts or additional Restricted Stock Units, including additional Restricted Stock Unit equal to the dividend that would have been paid with respect to such Restricted Stock Unit if it had been an actual share of Common Stock. Notwithstanding the foregoing, dividends and distributions other than regular cash dividends, if any, may result in an adjustment pursuant to Section 5, rather than under this Section 4.

5.	Adjustment in the Event of Change in Stock; Change in Control

(a) In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, payment of cash dividends other than an ordinary dividend or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the number of Restricted Stock Units and the number and kind of shares of Common Stock underlying the Restricted Stock Units.

(b) In the case of Corporate Transactions, such adjustments may include, without limitation (i) the cancellation of the Restricted Stock Units in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Restricted Stock Units, as determined by the Committee or the Board in its sole discretion, (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock underlying the Restricted Stock Units and (iii) in connection with any Disaffiliation, arranging for the assumption of the Restricted Stock Units, or the replacement of the Restricted Stock Units with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or by the entity that controls such Subsidiary or Affiliate, following such Disaffiliation (as well as any corresponding adjustments to any Restricted Stock Units that remain based upon securities of the Company).

(c) The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all Participants.

(d) Unless otherwise determined by the Committee, in the event of a Change in Control, the provisions of Section 10 of the Plan shall apply.

6.	Payment of Transfer Taxes, Fees and Other Expenses

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Eligible Individual in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

7.	Other Restrictions

(a) The Restricted Stock Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is required (including, without limitation, the registration of the Plan with the PRC State Administration of Foreign Exchange (SAFE) or its local offices), then in any such event, the award of Restricted Stock Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The Eligible Individual acknowledges that the Eligible Individual is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Eligible Individual is on the Company’s insider list, the Eligible Individual shall be required to obtain pre-clearance from the Company’s General Counsel prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the Restricted Stock Units, and may be prohibited from selling such shares other than during an open trading window. The Eligible Individual further acknowledges that, in its discretion, the Company may prohibit the Eligible Individual from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

(c) The Eligible Individual agrees that he or she shall keep the shares of Common Stock released upon vesting of Restricted Stock Units in special accounts at the brokerage firm(s) designated by the Company and shall not transfer such shares to any other brokerage firm(s). The Eligible Individual shall have the right to hold or sell shares released to their accounts upon vesting at any time but agrees that all cash proceeds from such sale (as well as any dividend after deduction of relevant individual income tax pursuant to law) shall be distributed to the Eligible Individual through an authorized bank account established in China upon the approval of the SAFE (the “Authorized China Bank Account”).

(d) Upon the Eligible Individual’s Termination of Employment, any remaining equity will be sold by the brokerage firm(s) as designated by the Company as soon as practicable, in no event later than ninety (90) days after the date of such Termination of Employment, and cash proceeds (after deduction of relevant individual income tax pursuant to law) shall be distributed to the Eligible Individual through the Authorized China Bank Account.

8.	Responsibility for Taxes and Withholding

(a) Regardless of any action the Company or the Eligible Individual’s employer (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Eligible Individual acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Eligible Individual’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Unit award, including the grant and vesting of the Restricted Stock Units; and (2) do not commit to structure the terms of the award or any aspect of the Restricted Stock Units to reduce or eliminate the Eligible Individual’s liability for Tax-Related Items.

(b) In the event that the Company, Subsidiary or Affiliate is required to withhold any Tax-Related Items as a result of the award or vesting of the Restricted Stock Units, the Eligible Individual shall pay or make adequate arrangements satisfactory to the Company, Subsidiary or Affiliate to satisfy all withholding and payment on account of obligations of the Company, Subsidiary and/or Affiliate. The obligations of the Company under this Agreement shall be conditioned on compliance by the Eligible Individual with this Section 8. In this regard, the Eligible Individual authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Eligible Individual from his or her wages or other cash compensation paid to the Eligible Individual by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, the Company may withhold in shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount. Finally, the Eligible Individual will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Eligible Individual’s participation in the Plan or the Eligible Individual’s award that cannot be satisfied by the means previously described. The Company may refuse to deliver the stock underlying the Restricted Stock Unit award under the Plan if the Eligible Individual fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section.

(c) In particular, the Eligible Individual understands and acknowledges that all income to which the Eligible Individual is entitled under this Agreement is pre-tax and the Company or its Subsidiaries or Affiliates has the right to withhold and pay on behalf of the Eligible Individual any individual income tax in connection with such income in accordance with applicable law. In the event the Company or its Subsidiaries or Affiliates is not required under applicable law to serve as the withholding agent to withhold and pay on behalf of the Eligible Individual such individual income tax, the Eligible Individual shall have sole responsibility to make such payment, in which case the Eligible Individual shall provide, as requested by the Company or its Subsidiaries or Affiliates from time to time, relevant tax receipts to certify full and prompt payment. The Eligible Individual agrees to indemnify the Company and/or its Subsidiaries or Affiliates for any liability which may arise as a result of his or her failure to pay any and all taxes associated with any income derived pursuant to awards made under this Agreement.

9.	Nature of Award

In accepting the Restricted Stock Unit award, the Eligible Individual acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b) the award of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) the Eligible Individual’s participation in the Plan will not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Eligible Individual’s employment relationship at any time with or without cause;

(e) the Eligible Individual is voluntarily participating in the Plan;

(f) the Restricted Stock Unit award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, Subsidiary, Affiliate, or the Employer, and such award is outside the scope of the Eligible Individual’s employment contract, if any;

(g) the Restricted Stock Unit award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, Subsidiary, Affiliate or the Employer;

(h) in the event that the Eligible Individual is not an employee of the Company, Subsidiary or Affiliate , the Restricted Stock Unit award will not be interpreted to form an employment contract or relationship with the Company, Subsidiary or Affiliate; and

(i) in consideration of the award of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Unit award or diminution in value of the Restricted Stock Unit award resulting from Termination of the Eligible Individual’s Employment by the Company, Subsidiary, Affiliate, or Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Eligible Individual irrevocably releases the Company, Subsidiary or Affiliate and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Eligible Individual will be deemed irrevocably to have waived his or her entitlement to pursue such claim.

10.	No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Eligible Individual’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. The Eligible Individual is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Eligible Individual’s participation in the Plan, receipt of the Award and/or disposition of the Award before taking any action related to the Plan or the Award.

11.	Notices

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Eligible Individual: at the last known address on record at the Company.

If to the Company:

TripAdvisor, Inc.

141 Needham Street

Newton, MA 02464

U.S.A.

Attention: General Counsel

Facsimile: (617) 670-6301

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 10. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Eligible Individual consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

12.	Effect of Agreement; Severability

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.	Laws Applicable to Construction; Consent to Jurisdiction

(a) The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

(b) Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the State of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Eligible Individual hereby agrees and consents to the personal jurisdiction of said courts over the Eligible Individual for purposes of the resolution of any and all such disputes.

14.	Conflicts and Interpretation

(a) In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

(b) In the event of any (i) conflict between the Grant Details (or any other information posted on the Plan Administrator website or successor website) and this Agreement, the Plan and/or the books and records of the Company or (ii) ambiguity in the Grant Details (or any other information posted on the Plan Administrator website), this Agreement, the Plan and/or the books and records of the Company, as applicable, shall control.

15.	Amendment

The Company may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Eligible Individual without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16.	Data Privacy

(a) The Eligible Individual understands that the Company, Subsidiary, Affiliate and the Employer may hold certain personal information about him or her, including, but not limited to, the Eligible Individual’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Eligible Employee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

(b) The Eligible Individual hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Data as described in this document by and among, as applicable, the Employer, the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.

(c) The Eligible Individual understands that Data will be transferred to the Plan Administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Eligible Individual understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Eligible Individual’s country. The Eligible Individual understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Eligible Individual’s local human resources representative. The Eligible Individual authorizes the Company, its Subsidiary, Affiliate, the Plan Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan. The Eligible Individual understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Eligible Individual understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Eligible Individual’s local human resources representative. The Eligible Individual understands, however, that refusing or withdrawing his or her consent may affect the Eligible Individual’s ability to participate in the Plan. For more information on the consequences of the Eligible Individual’s refusal to consent or withdrawal of consent, the Eligible Individual understands that he or she may contact his or her local human resources representative.

17.	Choice of Language

Grantee has received this Agreement and any other related communications and consents to having received these documents solely in English. If, however, the Grantee receives this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version in any way, the English version will control.

18.	Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under and participation in the Plan or future options that may be awarded under the Plan by electronic means or to request the Eligible Individual’s consent to participate in the Plan by electronic means. The Eligible Individual hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Eligible Individual has hereunto set the Eligible Individual’s hand. Electronic acceptance of this Agreement pursuant to the Company’s instructions to Eligible Individual (including through an online acceptance process managed by the Agent) is acceptable.

TRIPADVISOR, INC.

/s/ Seth Kalvert
Seth Kalvert
Senior Vice President,
General Counsel and Secretary